Exhibit 2.1
                                                                     -----------


                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN


                      DEVON ENERGY PRODUCTION COMPANY, L.P.

                                       and


                         TALL GRASS GAS SERVICES, L.L.C.

                                       and


                           QUEST RESOURCE CORPORATION

                                      DATED


                                December 10, 2003

                                TABLE OF CONTENTS
                                -----------------


                                                  PARAGRAPH #    PAGE #
Property or Properties                                1.           1
Sale and Purchase                                     2.           2
Sale Price                                            3.           2
Earnest Money                                         4.           2
Allocated Values                                      5.           3
Seller's Representations                              6.           3
Buyer's Representations                               7.           5
Access to Records                                     8.           6
Defects                                               9.           6
Notice of Defects                                    10.           7
Preferential Rights                                  11.           7
Physical and Environmental Inspection                12.           8
Sale Price Adjustments                               13.           8
Effect of Termination                                14.          11
Warranty of Title                                    15.          11
Conditions of Closing by Buyer                       16.          12
Conditions of Closing by Seller                      17.          12
Preliminary Closing Statement                        18.          13
Closing                                              19.          13
Reservations and Exceptions                          20.          14
Assumption of Liabilities and Indemnities            21.          14
Taxes                                                22.          17
Accounting; Retained Obligations;
Environmental Liabilities                            23.          17
Sales Tax                                            24.          19
Post-Closing Adjustments                             25.          19
Notices                                              26.          20
Further Assurance                                    27.          20
Disclaimer of Warranties                             28.          20
Operations by Seller                                 29.          21
Securities Laws                                      30.          23
Due Diligence                                        31.          23
Material Factor                                      32.          23
Press Release                                        33.          23
Entire Agreement                                     34.          23
Tax Reporting                                        35.          23
Assignability                                        36.          23
Survival                                             37.          24
Tax Deferred Exchange Election                       38.          24
Choice of Law                                        39.          24
Counterpart Execution                                40.          24
Severance of Invalid Provisions                      41.          24


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                              SCHEDULE OF EXHIBITS
                              --------------------

Exhibit "A"     Oil and Gas Properties
Exhibit "A-2"   Allocation of Values
Exhibit "A-3"   Gas Imbalance Schedule
Exhibit "A-4"   Contracts
Exhibit "B"     Form of Deed, Assignment and Bill of Sale - Devon Energy
                Production Company, L.P.
Exhibit "B-1"   Form of Deed, Assignment and Bill of Sale - Tall Grass Gas
                Services, LLC
Exhibit "C"     Non-foreign Affidavit
Schedule 6(c)   Lawsuits, Claims or Demands
Schedule 6(e)   Payout Status
Schedule 6(k)   Authorizated Expenditures
Schedule 6(m)   Suspense Amounts
Schedule 6(n)   Preferential Rights and Consents


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


THIS AGREEMENT, dated as of 10th day of December, 2003, is between DEVON ENERGY PRODUCTION COMPANY, L.P., an Oklahoma limited partnership, ("DEPCO") AND TALL GRASS GAS SERVICES, LLC., a limited liability company, ("TGGS") organized under the laws of Oklahoma, with offices at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102, (DEPCO and TGGS are hereinafter collectively referred to as "Seller"), and QUEST RESOURCE CORPORATION, with offices at 5901 N. Western, Suite 200, Oklahoma City, Oklahoma 73118 (hereinafter referred to as "Buyer").

     THEREFORE,   in  consideration  of  the  covenants  and  agreements  herein contained, Seller and Buyer agree as follows:

     1. "Property" or "Properties" means Seller's ownership interests in the properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) set out below:

          a) All of Seller's right, title and interests in, to and under, or derived from, the oil and gas (the term gas herein deemed to include coalbed methane gas) leasehold interests, working interests, royalty interests, overriding royalty interests, reversionary interests, mineral interests, production payments, net profits interests, rights to take royalties in-kind, fee interests and surface interests (including but not limited to easements, rights-of-way, servitudes, franchise, surface leases, and subsurface leases) owned or leased by Grantor in Oklahoma and Kansas that are located in Nowata County, Oklahoma and Labette, Montgomery, Neosho, Wilson and Woodson Counties, Kansas, including, without limitation, those described in Exhibit "A" and other interests in production of oil, gas or other minerals from the lands (or lands pooled therewith) owned or leased by Grantor in Nowata County, Oklahoma and Labette, Montgomery, Neosho,
               Wilson, and Woodson Counties, Kansas, including, without limitation, those described in and subject to the reservations expressed in Exhibit "A" (the "Leases");

          b) All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which are described in Exhibit "A", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto;


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

          c) All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, permits or licenses of any nature owned, held or operated in connection with operations, farm-out contracts, farm-in contracts, balancing contracts (including but not limited to gas imbalances), suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments (to the extent said contracts are transferable) described in Exhibit "A-4" (the forgoing, together with the instruments described in Paragraph 1(c), being the "Contracts");

          d) All of Seller's right, title and interests in, to and under, or derived from, the personal property, improvements, fixtures, facilities, wells (whether producing, unplugged, plugged and abandoned, shut-in, injection, disposal or water supply), including without limitation those set wells forth on Exhibit "B" gathering lines, flow lines, injection lines, pipelines, tanks, boilers, buildings, machinery, equipment (surface and downhole), inventory, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon or used or held for use by Seller solely in connection with the ownership, operation, maintenance or repair of the interests which are described in clause (a) above, including those described in Exhibit "A", or the production, treating, storing, gathering or marketing of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          e)   Records (as defined in Paragraph 19(e) hereof).

     2. Sale and Purchase. Subject to and upon all of the terms, conditions, reservations and exceptions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Properties to Buyer or its designee, and Buyer shall purchase, receive, pay for and accept the Properties from Seller, effective at Closing (the "Effective Time").

     3. Sale Price. The sale price for the Properties shall be One Hundred Twenty Six Million U.S. Dollars $126,000,000.00 ("Sale Price"), subject only to any applicable price adjustment as provided for hereinbelow.

     4. Earnest Money. Upon execution of this Agreement, Buyer shall pay to Seller an earnest money deposit ("Earnest Money") in the amount of Five Million Dollars ($5,000,000). At Closing, the Earnest Money shall be credited against the Sale Price, as adjusted hereunder.


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


     5. Allocated Values. Buyer and Seller herein agree upon the allocation of the Sale Price among the Properties (the "Allocated Value"). Buyer and Seller agree that such Allocated Value will be used by each for all Tax reporting purposes. Such Allocated Values are made a part of this Agreement and are shown on Exhibit "A-2" which is attached hereto. If there is a negative allocation for any Property, and the negative allocation does not result from a gas imbalance in favor of Seller as the overproduced party, Seller may withdraw the Property from this transaction, in which event the Sale Price will be increased by the absolute value of the negative amount allocated to the Property. Seller and Buyer agree that this transaction is not subject to the reporting requirement of
Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. Buyer and Seller agree that for purposes of the allocation of the Sale Price the value of the personal property is equal to Seller's adjusted tax basis for the previous tax year end plus 2003 capital additions minus dispositions. The remainder of the sales price represents the value of the non-personal property. On or before Closing, Seller will provide a schedule reflecting the basis of the personal property as adjusted in accordance with the above.

     6. Seller's Representations. Seller represents and warrants to Buyer that as of the date hereof and at Closing (as hereinafter defined):

        (a) DEPCO is a duly organized limited partnership validly existing and in good standing under the laws of the State of Oklahoma and TGGS is a duly organized limited liability company validly existing and in good standing under the laws of the State of Oklahoma, and each is duly qualified to carry on its business in the state(s) in which the Properties are located, and has full power and authority to enter into and perform this Agreement according to its terms and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation on it, enforceable against it in accordance with its terms.

        (b) Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership and limited liability company action and will not violate or conflict with any agreement, law, rule, regulation, charter, order, judgment or other instrument governing either Seller's organization, management or business affairs or to which either Seller is a party or by which either Seller or any Property is bound.

        (c) Except as set forth on Schedule 6(c), no suit, claim, demand, investigation or other proceeding is pending or, to Seller's knowledge, threatened: (i) with respect to the Properties or the ownership, operation or use of any thereof; (ii) that might result in impairment or loss or diminution of Seller's title to a Property; or (iii) that may otherwise adversely affect the value of a Property in any material respect. There are no bankruptcy or reorganization proceedings contemplated by or pending or threatened against Seller.


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


        (d) The Contracts and the Leases described on Exhibits A and A-4 hereof constitute all of the contracts and other instruments which burden or will burden or encumber or are otherwise material to the ownership, use or operation of the Property. The Contracts and Leases (other than oil and gas leases): (i) were entered into in the ordinary course of business; (ii) if executed by Seller, were duly executed and delivered by Seller and (iii) are in full force and effect and are enforceable according to their terms. Neither Seller, nor any other party to Seller's knowledge, is in breach (or with notice or the passage of time or both may be in breach) of any obligation (other than under the Leases) which might adversely affect the Property in any material respect.

        (e) The Leases are in full force and effect as to the lands described in Exhibit A hereto. Schedule 6(e) contains a true and accurate list of the status of the "payout balance" as of the date hereof for each well and Lease that is subject to a reversion or other adjustment at some level of cost recovery or payout. All rentals, royalties, shut-in royalties, overriding royalties and other payments and obligations due pursuant to or with respect to all the Properties have been properly, fully and timely performed or paid; provided, however, that Seller does not make any representation or warranty regarding the method of calculation, valuation or computation of royalties with respect to any such royalties which accrue after the Effective Time. Neither Seller, nor any other party (to Seller's knowledge), is in breach (or with notice or the passage of time or both may be in breach) of any obligation under any of the Leases in any material respect.

        (f) The Properties have been owned, drilled, completed, operated, developed and produced and are otherwise in compliance with all applicable Contracts, Leases, decisions, judgments, orders, laws (excluding Environmental
Laws), rules and regulations, and no adverse environmental condition (hereafter defined) exists with respect to the Properties. All necessary certificates, consents, preferential right elections, permits, licenses and authorizations (governmental or otherwise) affecting the Property have been obtained and are in force, and no violation exists in respect thereof. There are no violations of any applicable regulations, rules or orders of the Federal Energy Regulatory Commission, the Department of Energy, the Minerals Management Service or any other regulatory agency with respect to the Property. No written notice from any governmental authority or person has been received by Seller claiming any material violation or any repudiation of any Property or violation of any decision, judgment, order, law, rule or regulation.

        (g) The Properties are not subject to obligations under a take-or-pay or other arrangement, and Seller is not obligated by virtue of an election to non-consent or not participate in a past or current operation on the Leases pursuant to applicable agreements, to produce oil or gas, or allow oil or gas to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the net revenue interest described in Exhibit A-2.

        (h) All ad valorem, property, production, severance, excise and other taxes (other than state or federal income taxes and franchise taxes) based on or measured by the ownership of property, the production or removal of oil or gas and the receipt of proceeds ("Taxes") which are due and relating to the Property have been


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


properly and timely paid, subject to possible adjustment for volume or price corrections, and there are no audits or other investigations pending or threatened with respect thereto.

        (i) Seller is timely receiving its share of proceeds from the sale of oil or gas produced from the Lands (hereafter defined) without suspense, counterclaim or set-off. There has been no production of oil or gas from the Lands in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production from the Lands subsequent to the Effective Time.

        (j) Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Buyer shall be liable.

        (k) Except as disclosed on Schedule 6(k), there are no outstanding authorities for expenditures or any oral or written commitments or proposals to conduct operations on the wells or the lands subject to the Leases and other lands pooled or otherwise combined therewith (the "Lands").

        (l) Except as set forth on Exhibit "A-3", as of the Effective Time, no portion of the Property is over produced, under produced or otherwise subject to an imbalance in respect of substances produced from the Lands or is otherwise subject to a pipeline imbalance.

        (m) Schedule 6(m) contains an accurate and complete list of amounts held in suspense by Seller with respect to the Properties (the "Suspense Amounts") as of the date hereof; and

        (n) Schedule 6(n) contains an accurate and complete list of all (i) preferential rights (hereafter defined) affecting the Properties and (ii) consents, approvals and authorizations required in connection with the consummation of the transactions contemplated hereby and the conveyance of the Properties as herein provided, except governmental consents traditionally obtained after closing ("consents").

     7. Buyer's Representations. Buyer represents and warrants to Seller that as of the date hereof and at Closing:

        (a) Buyer is a duly organized corporation validly existing and in good standing under the laws of the State of its organization; is duly qualified to carry on its business in the state(s) in which the Properties are located, and has full power and authority to enter into and perform this Agreement according to its terms and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation on it, enforceable against it in accordance with its terms;

        (b) Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and will not conflict with or violate any agreement, law, rule, regulation, ordinance, charter, order, judgment or other instrument governing either Buyer's organization, management or business affairs or to which Buyer is a party or by which Buyer is bound;


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


        (c) Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely on Buyer's knowledge and experience and the representations and warranties by and covenants of Seller. Buyer represents that in entering into this Agreement, Buyer has relied solely on the express representations, warranties and covenants of Seller in this Agreement and the Assignment (hereafter defined), Buyer's independent investigation of, and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller. Buyer further represents that it has not relied and will not rely on any statements or interpretation by Seller or its Representatives not set forth herein or in the Assignment in making its decision to enter into this Agreement or to close this transaction; and;

        (d) Buyer  represents that it is familiar with the  provisions of K.S.A.
Section 55-179, including without limitations the provisions in subsection (b) that a person who is legally responsible for the proper care and control of an abandoned well shall include "the current or last operator of the lease upon which such well is located, irrespective of whether such operator plugged or abandoned such well".

     8. Access to Records. After execution of this Agreement, Seller shall give Buyer and its authorized representatives, during regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to all raw geological, geophysical, production, engineering and other technical data and records, all data, records, assessments and reports relating to the protection of public health and safety, natural resources or the environment ("Environmental Records") and to all contract, land, title and lease records, to the extent such data and records are in Seller's possession or control and relate to the Properties, and to such other information relating to the Properties as Buyer may reasonably request; provided, however, Seller shall have no obligation to provide Buyer such access to any data or information to which access Seller cannot legally provide Buyer because of third-party restrictions on Seller. Seller agrees to use its best efforts to obtain the consent of any such third party to furnish and, at Closing, convey such information to Buyer. To the extent relating to any Properties not purchased at Closing, Buyer shall keep all materials and data obtained confidential and shall return any and all such materials and data, and destroy Buyer's notes and work papers relating thereto.

     9. Defects. For the purpose of this Agreement, a "Defect" shall mean any deficiency in one (or more) of the following respects, to-wit:

         (a) Seller's title as to one or more Properties is subject to an outstanding mortgage, deed of trust, lien or security interest or other material burden or encumbrance;

         (b) Seller owns less than the net revenue interest shown on Exhibit "A-2" or is obligated to bear a share of the costs of operation greater than the working interest shown on Exhibit "A-2" without a corresponding increase in net revenue interest;


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         (c) Seller's rights  and interests  have been or are  subject  to being reduced by virtue of the exercise by a third party of a reversionary or back-in interest, farm-out, or other similar right not reflected on Exhibit "A-2" or at a point different from that reflected in Schedule 6(e);

         (d) Seller is in default under some material provision of a Lease, farmout agreement, or other contract or agreement affecting any of the Properties; and

         (e) An adverse environmental condition exists with respect to the Lands or a Property. An "adverse environmental condition" is (i) one in which the affected Property is not in compliance with laws, rules, regulations, statutes, ordinances, rulings, decrees, orders, writs, decisions or injunctions relating to the protection of the environment, natural resources or public health and safety in effect at the Effective Time ("Environmental Laws") or (ii) a physical or environmental condition with respect to a Property which could give rise to an on-site or off-site remedial or other clean-up obligations imposed under Environmental Laws.

     10. Notice of Defects. Upon the discovery of a Defect by Buyer, Buyer shall promptly notify Seller in writing. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller on or before January 31, 2004. After January 31, 2004, Buyer shall be deemed to have fully inspected and accepted the Properties "as is" in their then current physical and environmental condition and the Properties shall be deemed to be free of Defects (other than with respect to Defects disclosed to Seller), and any Defect which is not so disclosed to Seller on or before January 31, 2004 shall conclusively be deemed waived by Buyer for all purposes except for purposes of the enforcement of (i) any breach of any representation, covenant, or warranty of Seller (subject to and only to the extent it survives as provided herein), (ii) Buyer's rights under Paragraphs 13, 21 and 23 and
(iii) the special warranty provided by Seller in any deed, assignment and/or bill of sale delivered to Buyer at Closing.

     11. Preferential Rights. If any of the Properties are subject to preferential purchase rights, rights of first refusal, consents to assign, Lessor's approvals, or similar rights (collectively, "preferential rights"), Seller shall promptly upon the execution of this Agreement by the parties hereto seek all consents (as defined in Paragraph 6(n)) and notify all holders of preferential rights of its intention to sell the Leases affected thereby and of the corresponding Allocated Values. Seller shall promptly notify Buyer if the preferential rights are exercised or obtained, or if the requisite period has elapsed without said rights having been exercised, and when such consents are obtained or refused.

If any party that elects to exercise a preferential purchase right fails to consummate the purchase of the properties covered by such right pursuant to the terms of this Agreement within 30 days after Closing, then Seller shall so notify Buyer and Buyer shall purchase said Properties from Seller, under the terms of this Agreement for a price equal to that portion of the Sale Price previously allocated to it, as adjusted as herein provided.


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All properties for which  preferential  purchase rights have been waived, or for which the period to exercise such rights has expired without exercise prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

     12. Physical and Environmental Inspection. After the execution of this Agreement Buyer and its authorized representatives shall have physical access to the Property at Buyer's sole cost, risk and expense for the purpose of inspecting the same, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical condition of the Property, including the identification of wetlands. For those Properties which are not operated by Seller, Seller shall obtain permission from the operator to conduct such inspections. BUYER SHALL DEFEND AND INDEMNIFY SELLER FROM ANY AND ALL LIABILITY, CLAIMS, CAUSES OF ACTION, INJURY TO BUYER'S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO BUYER'S PROPERTY, AND/OR DAMAGE OR INJURY TO SELLER'S PROPERTY, EMPLOYEES, AGENTS OR CONTRACTORS WHICH MAY ARISE OUT OF BUYER'S INSPECTIONS REGARDLESS OF SELLER'S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY). Buyer agrees to provide to Seller, upon request, a copy of any environmental assessments, including any reports, data, and conclusions. Prior to Closing, Buyer and Seller shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of the other party, unless required to do so by applicable law. The foregoing obligation of confidentiality shall survive Closing with respect to Seller, and the obligation of confidentiality shall survive termination of this Agreement without Closing with respect to Buyer.

     13. Sale Price Adjustments. Buyer may, in good faith, by delivery of written notice to Seller of the existence of a Defect pursuant to the terms of Paragraphs 9 and 10 (a "Defect Notice"), request an adjustment to the Sale Price for the property affected. Seller may, in good faith, request an adjustment to the Sale Price by delivery of written notice to Buyer that the net revenue interest actually owned by Seller therein is greater than that shown on Exhibit "A-2". Defect Notices submitted by Buyer before Closing shall be delivered no later than two (2) business days prior to Closing. Either Buyer or Seller may also provide such a notice seeking a post-Closing Sale Price adjustment if such notice is delivered to the other party on or before January 31, 2004. The parties, acting diligently and in good faith, shall use reasonable efforts to agree on the existence of any asserted Defects, and the value of the asserted Defects as hereafter provided (the "Defect Value"). With respect to a Defect Notice submitted by Buyer prior to Closing, Seller shall, by written notice delivered to Buyer no later than the day before Closing, either (i) elect to retain the affected Property and the Sale Price shall be reduced by the Allocated Value thereof, (ii) waive its right to cure such Defect, convey the affected Property to Buyer in its current condition at Closing and accept a reduction in the Sale Price in an amount equal to the Defect Value therefore, or
(iii) notify Buyer of its intent to cure such Defect after Closing without adjustment to the Sale Price at Closing; provided that Seller shall be under no obligation to affect such post-Closing cure. Seller's failure to timely make such an election shall be deemed an election to convey the affected Property under clause (iii) above. Notwithstanding the forgoing, Seller may not make (nor be deemed to have made) an election under clause (iii) above with respect to any Defect not reasonably susceptible to cure within 120 days after the date of the Defect Notice. With respect to Defects not so susceptible to cure, the affected Property shall, at Seller's option, either be retained by Seller or conveyed to Buyer at Closing, and the Sale Price shall be reduced at Closing by the Allocated Value of such Property or the applicable Defect Value, as appropriate.

Subject to the forgoing, upon timely delivery of a Defect Notice by Buyer, whether before or after Closing, Seller, at Seller's option, may attempt to cure the applicable Defect at Seller's sole risk, cost and expense within one hundred twenty (120) days after the notice. If within such 120 day period Buyer and Seller cannot agree upon the existence of a Defect or its Defect Value, or if Seller is unable to cure the applicable Defect to Buyer's satisfaction with one hundred twenty (120) days after receipt of notice of such Defect, then Seller shall have the option to have the subject property(ies) reconveyed to it and, in such event and concurrently with such reconveyance, shall pay to Buyer the Allocated Value applicable to the reconveyed Property. If Seller shall fail to elect to accept a reconveyance, Seller shall pay within two business days after the expiration of the above-referenced one hundred twenty (120) day period, to Buyer the Defect Value attributable thereto as asserted by Buyer. In the event that on or before Closing Buyer notifies Seller of Defects (including without limitation Defects identified by notice to Seller during the 2-day period before Closing) and (i) the value of which (as specified in such notice) exceeds 5% of the Sale Price, Seller may terminate this Agreement and the Earnest Money shall promptly be refunded to Buyer or (ii) the value of which (as specified in such notice) exceeds 15% of the Sale Price, Buyer may terminate this Agreement and the Earnest Money shall promptly be refunded to Buyer. ANY REASSIGNMENT INSTRUMENT SHALL PROVIDE THAT SELLER SHALL DEFEND AND INDEMNIFY BUYER AND ITS SUCCESSORS AND ASSIGNS FROM ANY AND ALL LIABILITY, CLAIMS, COSTS (INCLUDING, WITHOUT LIMITATION ATTORNEYS' FEES, COURT COSTS, AND OTHER COSTS OF SUIT, INVESTIGATION OR ACTION), EXPENSES, DAMAGES, COSTS OF SETTLEMENT, FINES, PENALTIES, SUITS, CAUSES OF ACTION, INJURY TO PERSONS OR DAMAGE TO PROPERTY (INCLUDING WITHOUT LIMITATION TO THAT OF SELLER'S AND BUYER'S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES) WHICH MAY ARISE DIRECTLY OR INDIRECTLY FROM OUT OF OR IN CONNECTION WITH SUCH PROPERTY, THE CONDITION THEREOF, OR BUYER'S OWNERSHIP OR OPERATION THEREOF, AND WITHOUT REGARD TO WHETHER SAME ARISE FROM OR OUT OF SELLER'S ACTIVITIES ON THE REASSIGNED PROPERTIES.

IF SELLER SHALL ATTEMPT TO CURE ANY DEFECT AFTER CLOSING, SELLER SHALL DEFEND AND INDEMNIFY BUYER FROM ANY AND ALL LIABILITY, CLAIMS, CAUSES OF ACTION, INJURY TO SELLER'S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO SELLER'S PROPERTY, AND/OR DAMAGE OR INJURY TO BUYER'S PROPERTY (INCLUDING
WITHOUT LIMITATION THE PROPERTY AS SUCH TERM IS DEFINED HEREIN), EMPLOYEES, AGENTS OR CONTRACTORS, WHICH MAY ARISE OUT OF SUCH ACTIVITIES, REGARDLESS OF BUYER'S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

The Defect Value of Defects shall be determined in good faith and in accordance with the following guidelines:

         (a) If a Sale Price adjustment is based upon Buyer's or Seller's notice that Seller owns a different net revenue interest or working interest than that shown on Exhibit "A-2", then the value for the portion of the Properties affected shall be reduced or increased (as the case may be) to reflect the changes in the net revenue and working interest from those shown on Exhibit "A-2", and the Sale Price shall be reduced or increased accordingly.

         (b) In the event a third party exercises an applicable preferential right to purchase, the subject property(ies) shall be removed from the sale and the Sale Price shall be reduced by the Allocated Value of the affected Property.

         (c) In the event a third party fails to give a necessary consent or approval to assign the subject Lease or well in a form reasonably acceptable to Seller and Buyer, the subject property(ies) shall be removed from the sale and the Sale Price shall be reduced by the Allocated Value thereof.

         (d) If a Defect is a lien, encumbrance or other charge upon a property which is liquidated in amount, then the sum necessary to be paid to the obligee to remove the Defect from the affected property shall be deducted from the Sale Price. If there is a lien or encumbrance in the form of a judgment secured by a supersedes bond or other security approved by the court issuing such order, it shall not be considered a Defect under this Agreement; provided that in such event Seller hereby covenants and agrees to maintain such bond or security in full force and effect for all relevant periods.

         (e) If the Defect is an adverse environmental condition, the adjustment shall be, subject to the provisions of subparagraph (f) below and the provisions of Paragraph 23 below, the cost of remediating the affected property and the amount of any penalties, fines, or other monetary assessments associated with or arising from such adverse environmental condition.

         (f) The post-Closing Sale Price adjustments under this Paragraph 13 relating to Defects shall not be made: (i) with respect to the Defects described in subparagraphs 9(a) - 9(d) above (and the Defect Value of which is to be determined in accordance with subparagraphs (a) - (d) above), unless and until the aggregate Defect Value for all such Defects exceed $250,000.00, at which time, to the extent Buyer is otherwise entitled to such adjustments under the other provisions of this Agreement, Buyer shall be entitled to an adjustment for the Defect Value for all such Defects, on a dollar-for-dollar basis, including, without limitation, those constituting the initial $250,000.00 threshold, or
(ii) with respect to Defects described in subparagraph 9(e) above (and the Defect Value of which is to be determined in accordance with subparagraph (e) above), unless and until the aggregate Defect Value for all such Defects exceed $2,000,000.00, at which time, to the extent Buyer is otherwise entitled to such adjustments under the other provisions of this Agreement, Buyer shall be entitled to an adjustment for the Defect Value for all such Defects, on a dollar-for-dollar basis, including, without limitation, those constituting the initial $2,000,000.00 threshold.

     14. Termination/Earnest Money. The following provisions shall apply with respect to the termination of this Agreement:

         (a) This Agreement may be terminated by the mutual agreement of the parties at any time or by either party pursuant to Paragraph 13.

         (b) This Agreement may be terminated by Seller if the Closing has not occurred on the Closing Date and the failure to consummate the transactions contemplated hereby on such date did not result from the failure of Seller to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by Seller prior to Closing.

         (c) This Agreement may be terminated by Buyer if the Closing has not occurred on the Closing Date and the failure to consummate the transactions contemplated hereby on such date did not result from the failure of Buyer to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by Buyer prior to Closing.

         (d) Except with respect to a termination pursuant to Paragraph 13 hereof, if this Agreement is terminated by Seller as herein provided, Seller may retain the Earnest Money only if (i) Buyer's Closing conditions set forth in Paragraphs 16 and 17(d) are satisfied in all respects, (ii) Seller's Closing conditions set forth in Paragraph 17 are satisfied or waived in writing by Seller and Seller is otherwise ready, willing and able to close the transactions contemplated hereby, and (iii) Buyer fails to proceed with Closing in breach of its obligation hereunder. Except as provided above, upon any other termination of this Agreement Seller shall immediately refund and pay to Buyer the Earnest Money without offset or deduction of any kind. The parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain, that the amount of the Earnest Money is a fair and reasonable estimate of such damage and constitute liquidated damages and not a penalty. Seller's right to retain the Earnest Money as provided in this Paragraph 14 is Seller's sole and exclusive remedy in the event of the foregoing occurrence.

         (e) Unless otherwise agreed to herein, should this Agreement be terminated as a result of the failure of Seller to perform its obligations hereunder, then, and in that event, Seller shall be only liable to Buyer for the return of the Earnest Money without interest.

     15. Warranty of Title. In all conveyances executed and delivered hereunder, Seller shall specially warrant to Buyer and its successors and assigns that it has not previously conveyed the Properties and warrant and defend title to the Properties against the lawful claims and demands of all persons whomsoever claim the same or any part thereof by, through or under Seller, but not otherwise. Seller makes no other warranty or representation as to the quantity or quality of title to the Properties.

     16. Conditions of Closing by Buyer.   The  obligation of  Buyer to close is
subject to the satisfaction of the following conditions:

         (a) Buyer shall have had reasonable,  full and  timely  access   during
normal business hours to all data and records obligated to be provided to Buyer as provided herein;

         (b) Buyer shall have had reasonable, full and timely access to the Properties to conduct inspections for all purposes, including environmental condition;

         (c) All representations and warranties of Seller contained in this Agreement shall be true, correct, and not misleading in all material respects (except that any representation or warranty which by its terms is qualified by materiality or a similar standard shall be true, correct, and not misleading in all respects), and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller;

         (d) Seller shall have obtained and delivered to Buyer: (i) reasonable evidence that all preferential rights (as defined in Paragraph 11) with respect to the Properties have been obtained (with respect to consents to assign), exercised or waived, or the time period for the exercise of such preferential right shall have expired without being exercised, and if exercised Buyer and Seller shall have removed the affected Properties from this Agreement and adjusted the Sale Price in accordance with the provisions of Paragraph 13 and subparagraph 13(b) of this Agreement; and (ii) all necessary consents (as defined in Paragraph 6(n)) in form and substance reasonably acceptable to the parties, except those that are traditionally requested or obtained after Closing;

         (e) The aggregate Allocated Value of all Properties removed from this transaction as herein provided shall not exceed 15% of the Sale Price;

         (f) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare the transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby; and

         (g) No material adverse change in the condition of the Properties shall have occurred subsequent to the date hereof, except depletion through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear.

     17. Conditions of Closing by Seller/HSR. The obligation of Seller to close is subject to the satisfaction of the following conditions:

         (a) All representations and warranties of Buyer contained in this Agreement shall be true, correct, and not misleading in any and all material respects, and Buyer shall have performed and satisfied all agreements and covenants in any and all material respects required by this Agreement to be performed and satisfied by Buyer; and

         (b) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

         (c) The aggregate Allocated Value of all Properties removed from the transaction as herein provided shall not exceed 5% of the Sale Price.

         (d) Neither party shall be obligated to close until all necessary filings have been made and all waiting periods have expired or approvals received under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties agree that each shall prepare its own filing and submit it to the proper agency promptly after execution of this Agreement and each shall bear its own cost of filing and any fees or expenses associated therewith.

     18. Preliminary Closing Statement. Seller shall prepare and furnish to Buyer at least three (3) days prior to Closing a preliminary closing statement, prepared in good faith, setting forth the adjustments to the Sale Price and the total amount of funds to be paid by Buyer at Closing. Such statement shall reflect each adjustment and the calculation used to determine such amount. The adjusted Sale Price shall mean the Sale Price adjusted as provided herein, including but not limited to a deduction for the Earnest Money, reductions for Defects and Properties removed from this transaction, increases for interest variances, and deductions for Taxes, Suspense Amounts and preferential rights exercised.

     19. Closing. Subject to the other provisions of this Agreement, the closing ("Closing") shall occur on the later of December 22, 2003 at 9:00 a.m. or such other date or time as the parties may agree in writing (the "Closing Date"), at the offices of Seller or at such other place as Seller and Buyer may mutually agree in writing.

At Closing the following shall occur:

         (a) Seller shall execute, acknowledge and deliver to Buyer or its designee those deeds, assignments and bills of sale substantially in the forms and substance of Exhibits "B", "B-1" attached hereto, collectively covering all of the Properties to be sold pursuant hereto (the conveyances are collectively referred to herein as the "Assignment");

         (b) Buyer shall deliver to Seller by wire transfer the total Sale Price as adjusted hereunder, subject to further adjustment after Closing as provided for herein;

         (c) On or before Closing, Seller shall prepare (in form and substance reasonably acceptable to the parties), and Seller and Buyer shall execute, all necessary forms to be filed with the appropriate regulatory authorities concerning the change of ownership and operatorship of the Properties;

         (d) Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Properties;

         (e) Seller shall promptly after Closing provide Buyer with the following: any maps, reports and other written or electronic material relating to the Properties, including without limitation Environmental Records, lease files, property records, contract files, operations files, copies of tax and accounting records and files, well files, geological and geophysical maps, core analyses and hydrocarbon analyses, well logs, mud logs, core data and field studies ("Records"); however, Seller shall have no obligation to furnish Buyer any data or information which Seller cannot provide Buyer because of third-party restrictions. Buyer shall keep all original files, maps and other "Records" as herein set forth at its place of business. Seller shall have the right to access all of the above listed materials at Buyer's office during normal business hours for a period of seven (7) years from the closing date of this agreement;

         (f) Seller shall prepare and deliver all Change of Operator forms required by applicable conservation or regulatory agencies and notices to third party working interest owners of the change of ownership;

         (g) In compliance with Section 1445 of the Internal Revenue Code, Seller shall execute and deliver to Buyer a Nonforeign Affidavit in the form of Exhibit "C" attached hereto; and

         (h) Buyer shall deliver an irrevocable bond or other financial assurance reasonably satisfactory to Seller in the amount of One Million Dollars ($1,000,000) (the "Bond") to cover Buyer's assumed plugging, abandonment, and restoration obligations associated with wells existing on the Properties at the Effective Time. The Bond will provide that it shall be reviewed periodically (no more than twice in any calendar year) by the parties and be reduced as the obligations diminish.

     20. Reservations and Exceptions. Sale and purchase of the Properties is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are stated herein or on Exhibit "A" or which are of record in Seller's chain of title or of which Buyer has actual notice, including any matter included or referenced in the materials made available by Seller to Buyer. In no event does the forgoing serve to revive or otherwise reinstate any agreement no longer in force or effect.

     21. Assumption of Liabilities and Indemnities. As used herein, "Claims" shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith, including attorney's fees. "Seller Group" shall mean Seller, Seller's general and limited partners, and its and their parents, subsidiaries and affiliates, officers, directors, agents, contractors, insurers and invitees. "Buyer Group" shall mean Buyer, Buyer's general and limited partners, members and/or shareholders, and its and their parents, subsidiaries and affiliates, officers, directors, agents, contractors, insurers and invitees.

         (a) The Properties have been used for exploring, developing, producing, treating and transporting oil and gas. There is a possibility that there are currently unknown, abandoned wells, unplugged wells, plugged wells, pipelines and other equipment on or underneath the property subject to the Properties. Subject to the provisions set forth in (and except as otherwise set forth in) Paragraphs 13, 21(e), 21(f) and 23 hereof, it is the intent of Buyer and Seller that all liability associated with the above matters as well as any liability to plug or replug such wells in accordance with the applicable rules, regulations and requirements of governmental agencies be passed to the Buyer at Closing and that Buyer shall assume all liability for such matters and all Claims related thereto. Additionally, the Properties may contain asbestos or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; wells, materials and equipment located on the Properties may contain NORM; and NORM containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediating, removing, transporting and disposing of asbestos and NORM from the Properties, and, subject to Paragraphs 13, 21(e), 21(f)and 23, Buyer assumes all liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies.

         (b) SPILLS OF WASTE, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES, AND OTHER MATERIALS MAY HAVE OCCURRED IN THE PAST OR IN THE PROPERTIES. SUBJECT TO THE PROVISIONS SET FORTH IN (AND EXCEPT AS OTHERWISE SET FORTH IN) PARAGRAPHS 13, 21(e), 21(f) AND 23 HEREOF, BUYER SHALL, AT CLOSING, ASSUME AND BE
RESPONSIBLE FOR AND COMPLY WITH ALL DUTIES AND OBLIGATIONS OF SELLER GROUP, EXPRESS OR IMPLIED, ARISING BEFORE OR AFTER THE EFFECTIVE TIME, WITH RESPECT TO THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, CONTRACT, PERMIT, APPLICABLE STATUTE OR RULE (INCLUDING WITHOUT LIMITATION LIABILITY OF SELLER (IF ANY) UNDER K.S.A. SECTION 55-179), REGULATION OR ORDER OF ANY GOVERNMENTAL AUTHORITY, (SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL REQUEST OR REQUIREMENT TO PLUG, RE-PLUG AND/OR ABANDON ANY WELL OF WHATSOEVER TYPE, STATUS OR CLASSIFICATION, OR TAKE ANY CLEAN-UP OR OTHER ACTION WITH RESPECT TO THE PROPERTY OR PREMISES, INCLUDING HAZARDOUS WASTE CLEANUP COSTS UNDER THE RESOURCE AND RECOVERY ACT (RCRA), 42 U.S.C. 6901-6991, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (CERCLA), 42 U.S.C. 9601-9675 OR SIMILAR LAWS, RULES OR REGULATIONS).

         (c) SUBJECT TO THE PROVISION SET FORTH IN (AND EXCEPT AS OTHERWISE SET FORTH IN) PARAGRAPHS 13, 21(e), 21(f), AND 23 HEREOF, AND EXCEPT WITH RESPECT TO MATTERS PERTAINING TO NONCOMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHERWISE WITH RESPECT TO HEALTH, SAFETY AND THE ENVIRONMENT, WHICH SHALL BE GOVERNED BY PARAGRAPHS 21(d), 21(e), AND 23 HEREOF, BUYER SHALL DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS FOR PERSONAL

INJURY, DEATH OR DAMAGE TO PROPERTY (SPECIFICALLY EXCLUDING DAMAGE TO THE ENVIRONMENT), OR FOR ANY OTHER RELIEF, ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF ANY OF THE PROPERTIES, OR CONDITION OF THE PROPERTY OR PREMISES, WHETHER LATENT OR PATENT, AND WHETHER ASSERTED AGAINST BUYER AND/OR SELLER AFTER THE EFFECTIVE TIME, WHETHER OR NOT ANY SUCH CLAIMS RESULT FROM CONDITIONS, ACTIONS OR INACTIONS AT OR BEFORE THE EFFECTIVE TIME.

         (d) SUBJECT TO THE PROVISION SET FORTH IN (AND EXCEPT AS OTHERWISE SET FORTH IN) PARAGRAPHS 13, 21(e), 21(f) AND 23 HEREOF, BUYER RELEASES AND FOREVER DISCHARGES SELLER GROUP, AND BUYER AGREES TO DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH ANY ADVERSE ENVIRONMENTAL CONDITION AFFECTING THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE FAILURE TO COMPLY WITH THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. & 6091 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. & 6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. & 466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. & 1401 -1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. & 1401-7401 ET. SEQ.) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER'S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTY.

         (e) SELLER SHALL DEFEND, INDEMNIFY AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (i) FOR BREACH OF SELLER'S REPRESENTATIONS, WARANTIES, AND COVENANTS HEREUNDER (TO THE EXTENT THAT THE CLAIM FOR BREACH THEREOF IS MADE WHILE THE REPRESENTATIONS AND WARRANTIES SURVIVE AS PROVIDED HEREIN), (ii) FOR PERSONAL INJURY CLAIMS ASSERTED AGAINST ANY OF BUYER GROUP TO THE EXTENT SUCH ILLNESS, INJURY OR DEATH OCCURRED OR IS OTHERWISE ATTRIBUTABLE TO PERIODS PRIOR TO THE EFFECTIVE TIME AND IS PROPERLY ASSERTED WITHIN THE
APPLICABLE STATUTE OF LIMITATIONS RELATING THERETO, (iii) FOR ADVERSE ENVIRONMENTAL CONDITIONS ASSERTED BY BUYER, ANY THIRD PARTY OR ANY GOVERNMENTAL AUTHORITY ON OR BEFORE APRIL 30, 2004, AND (iv) FOR OR ARISING WITH RESPECT TO RETAINED OBLIGATIONS. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY BUYER SHALL NOT ASSUME OR INDEMNITY SELLER GROUP FROM ANY LIABILITY ASSOCIATED WITH THE DISPOSAL OF MATERIALS (WHETHER OR NOT "HAZARDOUS") OFF SITE OF THE PROPERTIES PRIOR TO THE EFFECTIVE DATE.

         (f) Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been waived in writing by the other party. IN NO EVENT SHALL BUYER OR SELLER BE LIABLE HEREUNDER FOR THE OTHER PARTY'S (AND EACH HEREBY WAIVES ANY RIGHT TO RECOVER FROM THE OTHER PARTY FOR ITS OWN), EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

         (g) THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER GROUP, BUYER GROUP OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT THE FOREGOING INDEMNITIES TOGETHER WITH THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

     22. Allocation of Tax Liabilities. All Taxes pertaining to the Properties are Seller's responsibility where attributable to the period prior to the Effective Time, and Purchaser's responsibility where attributable to the period on or after the Effective Time regardless of when assessed on the Properties ("Straddle Period Taxes"). Any ad valorem, real property and personal property Taxes with respect to the Properties for any taxable period shall be apportioned on a per diem basis. Buyer and Seller each shall be responsible for its own state and or federal income taxes or franchise taxes. After the Effective Time, Buyer and Seller shall supply the other all information and documents reasonably necessary to comply with tax and financial reporting requirements and audits. At Closing, the Sale Price shall be reduced by the amount of such Straddle Period Taxes so apportioned to Seller and Buyer shall pay, and defend and hold Seller harmless with respect to payment of all such Straddle Period Taxes on the Properties for the current tax period and thereafter, together with any interest or penalties assessed thereon; provided, that, if the amount of the apportioned Straddle Period Taxes is increased, Seller shall reimburse, indemnify and hold harmless Buyer for Seller's apportioned share of such increase.

     23. Accounting; Retained Obligations; Environmental Liabilities. All proceeds (including receivables held in suspense or escrow for Seller's account, the right to which will be retained by Seller) from the sale of production actually sold and delivered by Seller prior to the Effective Time attributable to the Properties shall belong to Seller and all proceeds from the sale of production actually sold and delivered after the Effective Time attributable to the Properties shall belong to Buyer. All oil, condensate or liquid hydrocarbons and any products (liquid, gas or solid) separated or processed therefrom (hereinafter in this paragraph called "oil") in storage shall be measured or gauged and all gas meter charts shall be replaced at the Effective Time. Buyer shall pay Seller for such oil based on the market price on the Effective Time, provided that Buyer shall not pay Seller for oil in storage below the level of the tank cut off valve (tank bottoms). Any gas imbalance shall be accounted for between Buyer and Seller as follows:

Buyer and Seller agree that the net gas production and pipeline imbalance attributable to the Properties as of the Effective Time is believed to be that which is set forth on Exhibit "A-3" (the "Agreed Imbalance"), notwithstanding that the actual imbalance may be less or greater. At Closing the Sale Price shall be adjusted, as appropriate, by the product of the Agreed Imbalance and $4.00 per MCF. Buyer and Seller shall verify the actual net gas imbalance in the post closing accounting and any imbalance shall be accounted for between the parties at the price of $4.00 per MCF but only as to those volumes which exceed or are less than the Agreed Imbalance. Provided that if an applicable operating or gas balancing agreement requires cash balancing upon conveyance of the Properties, the adjustment price shall equal the price received in the gas balancing. Such settlement shall be final and neither party thereafter shall make claim upon the other concerning the gas imbalances of the Properties. BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE POST CLOSING SETTLEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED IMBALANCE AND AGREES TO DEFEND AND INDEMNIFY SELLER FROM AND AGAINST ANY CLAIM, BY ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF SELLER'S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Notwithstanding anything herein to the contrary, all Claims, costs, expenses and obligations relating to the Properties which accrue or are otherwise attributable  to the  period  prior  to the  Effective  Time  shall  be paid and discharged by Seller, including without limitation obligations relating to unpaid royalties and other obligations under or with respect to the Properties, Taxes and the matters identified on Schedule 6(c), but SAVE and EXCEPT and subject to (and except as otherwise set forth in) Paragraphs 13, 21(e), and 21(f) hereof Buyer shall be responsible for (a) adverse environmental conditions located on (but not off) the Leases, subject to the provisions of the immediately following paragraph, (b) the obligation to plug and abandon wells situated on the Leases, and (c) restoration of the Lands as is required under any applicable laws, Leases or Contracts, except to the extent and only to the extent that such restoration obligation is (i) a Defect, notice of which is timely given to Seller as provided under paragraph 10 hereof, or (ii) a breach of Seller's representation or warranty for which a claim is made against Seller during the survival period thereof, or (iii) an obligation of which Seller is notified by Buyer on or before April 30, 2004 and for which Seller is obligated to defend, indemnify or hold harmless Buyer under paragraph 21 hereof (suchClaims, costs, expenses and obligations to be paid by Seller are herein collectively referred to as the "Retained Obligations"). All such costs, expenses and obligations relating to the Properties which are attributable to the period from and after the Effective Time shall be paid and discharged by Buyer.

It is generally the intent of the parties that the Defect Value, under Paragraph 13, and the indemnification liability of Seller under Paragraph 21(e), be without any monetary limit or restriction; provided, however, solely with respect to:

          (i) the post-Closing obligation of Seller under Paragraph 13 to reduce the Sale Price by the Defect Value, or to pay Buyer the Defect Value, for any Defects attributable to any adverse environmental conditions, as defined in Paragraph 9(e) (collectively, the "Aggregate Environmental Defect Value"); and

          (ii) the environmental indemnity by Seller:

               a) under Paragraph 21(e)(i) (insofar as the same concerns indemnification relating a breach by Seller of the representation concerning the existence of an adverse environmental condition with respect to the Properties set forth in Paragraph 6(f)), and

               b)   Paragraph  21(e)(iii)  above   (collectively,   the  "Seller
                    Environmental Indemnities"),

the Aggregate Environmental Defect Value and the liability of Seller with respect to the Seller Environmental Indemnities shall not exceed, in the aggregate, $20,000,000.00.

The foregoing adjustments shall be made by debits and credits between the parties at post-closing, as provided for hereinafter.

     24. Sales Tax. The Sale Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend and hold Seller harmless with respect to the payment of all such taxes, if any, including any interest or penalties assessed thereon.

     25. Post-Closing Adjustments. As soon as practicable after Closing, but in any event on or before 90 days after Closing, Buyer shall in good faith prepare, in accordance with this Agreement and (where applicable) in accordance with generally accepted accounting principles consistently applied, a final settlement statement (herein called the "Final Statement") setting forth each Sale Price adjustment or payment which was not finally determined as of the Closing Date, and showing the calculation of the final settlement amount based on such Final Statement (the "final settlement amount"). Buyer shall submit the Final Statement to Seller and shall afford Seller access to Buyer's records pertaining to the computations contained in the Final Statement. As soon as practicable after receipt of the statement, Seller shall deliver to Buyer a written report containing any changes which Seller proposes be made to the Final Statement. The parties shall use their commercially reasonable efforts to agree with respect to the amounts due pursuant to such post-closing adjustment not later than thirty (30) days after Seller's receipt of Buyer's Final Statement. The date upon which such agreement is reached shall be herein called the "Settlement Date." Within two
(2) days after such Settlement Date Buyer shall pay to Seller or Seller shall pay to Buyer in immediately available funds the net amount due.

     26. Notices. All communications required or permitted under this Agreement shall be in writing and made to the person at his address or fax number set forth below. Any communication or delivery hereunder shall be deemed to have been fully made when actually delivered or received at the recipient's address or fax number, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below, on the date reflected in the delivery receipt. The addresses, designated recipients and phone and fax numbers for such persons may only be changed by notice given to the other party as provided above.

     SELLER

     DEVON ENERGY PRODUCTION COMPANY, L.P. and TALL GRASS GAS SERVICES, LLC 20 North Broadway, Suite 1500
     Oklahoma City, OK 73102
     Attention:  Tony Vaughn
     Phone:  (405) 552-8145
     Fax:  (405) 552-4551

     BUYER

     QUEST RESOURCE CORPORATION
     5901 N. Western, Suite 200
     Oklahoma City, OK 73118
     Attention:  Jerry Cash
     Phone: (405) 840-9894
     Fax: (405) 840-9897

     27. Further Assurance. After Closing each of the parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser(s) of oil and gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Buyer and Seller shall promptly take all commercially reasonable actions necessary to effectuate the transfer of such payments to Buyer. After the Settlement Date, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other party shall be settled by invoicing such party for expenses paid or remitting to such other party any proceeds received.

     28. DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED IN PARAGRAPH 15 HEREOF AND OTHERWISE IN THIS AGREEMENT AND ANY CONVEYANCES DELIVERED HEREUNDER, ANY INSTRUMENT OF CONVEYANCE OR SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY,

OR OTHERWISE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED IN THE PROPERTIES OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IN ADDITION, SELLER AND ITS CONSULTANTS SHALL MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE PROPERTIES, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES ACT") ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECT FOR THE PROPERTIES. BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

     29. Operations by Seller. Seller will operate the Seller-operated Properties until the later of Closing, the Effective Time, the time required to receive MMS or other governmental approval, or the time the applicable operating agreement or plan of unitization may require. Seller makes no representation that Buyer will be elected or appointed Operator of any property included within the Properties.

         (a) Risk. The risk of casualty loss relating to the Properties will pass from Seller to Buyer at Closing.

         (b) Operations after Effective Time.   Operations  conducted by  Seller
after the Effective Time with respect to the Properties will be conducted on behalf of Buyer, and Buyer will pay Seller for operation, protection and maintenance of the Properties as follows:

             (1) Buyer will pay Seller a fixed monthly rate per active producing well for operation and maintenance expenses (excluding workover costs, plugging and abandonment costs, and major costs). Such fixed monthly rate will be based on the average cost per active producing well situated on the Leases on Seller's accounting lease basis for the three months prior to the Effective Time;

             (2) Buyer will reimburse Seller for all workover costs, plugging, abandoning and reabandoning costs, and other applicable costs and expenses that Seller incurs after the Effective Time, on an actual-cost basis; and

             (3) Buyer will pay operation and administrative overhead to Seller at a rate equal to $500.00 per active producing well per month (prorated for partial months).

These charges will be included in the Final Statement as provided in this Agreement.

         (c) Selection of Operator. Seller may poll the parties to any applicable operating agreement or plan of unitization before Closing to select a successor Operator. The poll may stipulate that the parties' selection of a successor Operator will not be effective unless Closing occurs. If Seller does not poll, then Buyer will do so. Buyer's selection as Operator is not a condition to Buyer's performance of its obligations under this Agreement.

         (d) Notice of Change of Ownership and Operatorship. Buyer will take all necessary steps to ensure that Buyer is recognized as the owner and, if elected, Operator of the Properties by all appropriate parties, including any regulatory commission, body, or board with jurisdiction. If Seller is the principal on any financial assurance (including a bond) relating to the Properties, which financial assurance is required by any law, rule or regulation, then except as otherwise provided herein Buyer will secure replacement financial assurance in the required amount and deliver it to the regulatory body requiring such assurance, to the end that Seller's financial assurance is released and discharged.

         (e) Removal of Signs. Seller may either remove its name and signs from the Seller-operated Properties or require Buyer to do so. Buyer grants Seller a right of access to the Properties to remove Seller's signs and name from all wells, facilities and Properties, or to confirm that Buyer has done so. If Seller's name or signs remain on the Properties after Closing, Buyer will promptly, but no later than required by applicable rules and regulations or forty-five (45) days after Closing, whichever is earlier, remove all remaining signs and references to Seller and erect or install signs complying with applicable rules and regulations, including signs showing the Buyer as Operator of the Properties.

     30. Securities Laws. The solicitation of offers and the sale of the Properties by Seller have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Properties for its own benefit and account and that it is not acquiring the Properties with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Properties or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

     31. Due Diligence. Buyer represents that if Closing occurs it has performed sufficient review and due diligence with respect to the Properties, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Properties, and to enable it to make an informed decision to acquire the Properties under the terms of this Agreement; provided, however, that nothing herein shall limit, waive or restrict any right or remedy that Buyer has under this Agreement with respect to Defects, indemnities or otherwise.

     32. Material Factor. Buyer acknowledges that Buyer's representations under paragraphs 30 and 31 are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

     33. Press Release. There shall be no press release or public communication concerning this purchase and sale by either party, except as required by law or with the written consent of the party not originating said release or communication. Such consent not to be unreasonably withheld. Parties will endeavor to consult each other in a timely manner on all press releases required by law.

     34. Entire Agreement. This instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties. This Agreement supersedes any prior agreements between the parties concerning sale of the Properties, except that any confidentiality agreement shall terminate at Closing. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

     35. Tax Reporting. Seller and Buyer agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

     36. Assignability. This Agreement is for the sole benefit of, and shall enure to the benefit of Buyer and Seller and their successors and assigns, and shall be binding upon Buyer and Seller, their successors and assigns, and is not for the benefit of any other party. However, this Agreement and the rights and obligations hereunder shall not be assignable or delegable by either party hereto without the prior written consent of the other party unless such assignment occurs by merger, reorganization or sale of all of a party's assets; provided that Buyer may assign this Agreement, without Seller's consent, to an entity formed by Quest Resource Corporation and/or ArcLight Capital Partners, LLC and/or any of their respective affiliates for the purpose of consummating the transactions contemplated hereby.

     37. Survival. Unless expressly limited, all of the representations, warranties, and agreements of or by the parties hereto shall survive the execution and delivery of the Deed, Assignment and Bill of Sale with the exception that the representations, warranties and agreements of Seller found in Sections 6 (c), (d), (e), (f), (i), and (l) shall survive until April 30, 2004, and no claim may be made for breach thereof or reliance thereupon after such representation, warranty or agreement has expired.

     38. Tax Deferred Exchange Election. Seller may, at or before the Closing, elect to effect a tax-deferred exchange of the Properties for other qualifying properties (herein collectively called the "Exchange Property"). Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Sale Price paid to a qualified intermediary until Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in
Section 1031(a)(3) of the Internal Revenue Code of 1986, as amended (the Code), and shall thereupon be conveyed to Seller. In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller. The rights and responsibilities of Seller, Buyer and the qualified intermediary shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax free exchange under Section 1031 of the Code; provided, however, if Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Properties. Seller agrees to indemnify Buyer against any and all reasonable costs and expenses Buyer shall incur with respect to cooperating with Seller in enabling the transactions contemplated herein to qualify in whole or in part as a tax free exchange under Section 1031 of the Code. Any such tax deferred exchange election by Seller shall not affect the duties, rights or obligations of the Seller and Buyer except as expressly set forth in this Section 38.

     39. Choice of Law.   THIS  AGREEMENT  SHALL BE  GOVERNED BY THE LAWS OF THE
STATE OF OKLAHOMA.

     40. Counterpart Execution. This Agreement may be executed in counterparts and each counterpart shall constitute a binding agreement as if the parties had executed a single document.

     41. Severance of Invalid Provisions. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purpose of this Agreement; in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

     42. Tax Credits. If an extension of the Internal Revenue Code of 1986, as amended, Section 29 Credit For Producing Fuel From a Non-Convential Source ("Energy Bill") is passed on or before December 31, 2004, Buyer will use its commercially reasonable efforts to monetize such credits and pay to Seller, after first deducting its costs and expenses incurred in connection therewith, an amount equal to 75% of (a) the net cash payments received in connection with the monetization of such credits and/or (b) the actual tax benefits recognized with respect to such credits actually recognized by Buyer. Such payment to Seller shall be made within 90 days of the Buyer's receipt of cash payments in connection with such monetization or the filing of a tax return in which the tax benefits with respect to such credits are actually recognized by the Buyer. The obligation of Buyer to make this payment shall extend only through the period for which Buyer receives payments for the monetization of the credits or actually recognizes tax benefits with respect to such credits as extended by the Energy Bill and not for any future periods as extended by future legislation.

EACH BUYER AND SELLER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH HEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED HEREIN WHEREIN SUCH PARTY AGREES TO INDEMNIFY THE OTHER PARTY IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSE AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE OTHER PARTY, ITS EMPLOYEES, OR ANY THIRD PARTY AND EVEN THOUGH THE OTHER PARTY MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO STRICT LIABILITY.

     EXECUTED as of the date first above mentioned.

SELLER
------

DEVON ENERGY PRODUCTION COMPANY,       TALL GRASS GAS SERVICES, LLC., L.P.


By:  /s/ Duke R. Ligon                 By:  /s/ Duke R. Ligon
     ---------------------------            -------------------------
     Duke R. Ligon                          Duke R. Ligon

BUYER
-----

QUEST RESOURCE CORPORATION


By:  /s/ Jerry Cash
     ---------------------------
     Jerry D. Cash